EXHIBIT 99.1

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

May 25, 2007

Centerplate, Inc.
300 First Stamford Place
Stamford, Connecticut 06902

              Re: Amendment No. 2 to Registration Statement of Centerplate,
                     Inc. (the “Company”), on Form S-3 (File No. 333-141551)

Dear Centerplate:

     We hereby consent to the references to us in Amendment No. 2 to the above-referenced Registration Statement on Form S-3 under the caption “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Subordinated Notes—Characterization of Subordinated Notes”. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 2 of the Registration Statement and that the references to us are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any other registration statement (including any subsequent amendments to the above-mentioned registration statement), proxy statement or any other document, except in accordance with our prior written consent.

     In giving such consent, we do not thereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/    HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.